UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2021

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (720) 437-6500

Not Applicable

(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	AMPE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

On November 22, 2021, Ampio Pharmaceuticals, Inc. (the “Company”) announced that Michael Macaluso is taking a one-year medical leave of absence from his role as Chairman and CEO, effective immediately.

Appointment of Interim Chief Executive Officer

Effective November 22, 2021, the Board of Directors of the Company (the “Board”) appointed Mr. Michael Martino, 65, as Interim Chief Executive Officer and the Company’s principal executive officer. Mr. Martino has served as a director of the Company since October 2021. Mr. Martino previously served as President, Chief Executive Officer and a director of HemaFlo Therapetuics Inc., a private company focused on the treatment of acute kidney injury, since January 2016. Prior to HemaFlow, Mr. Martino was President and Chief Executive Officer of Ambit Biosciences, a company focused on the development of a drug to treat acute myeloid leukemia, from November 2011 to November 2014. Under his leadership, Ambit initiated a large, multi-national Phase III study; secured $25 million in private financing; completed a $90 million initial public offering; and ultimately sold the company to a large, Japanese pharmaceutical company for $450 million in cash plus future milestone payments. Mr. Martino also previously served as President, Chief Executive Officer and a director of Arzeda, a synthetic biology company, and Sonus Pharmaceuticals, an oncology drug development company. In addition, Mr. Martino currently serves on the board of Caravan Biologix, a private company primarily focused on the development of novel oncology drugs, and was a founding director at Excision BioTherapeutics, Inc. Mr. Martino has a BBA from Roanoke College, where he served as a Trustee from 2016 to 2020, and a MBA from Virginia Tech.

Additional details regarding the above may be found in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K, which is hereby incorporated by reference.

There are no arrangements or understandings between Mr. Martino and any other persons pursuant to which he was selected as the Company’s Chief Executive Officer. There are also no family relationships between Mr. Martino and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, on November 22, 2021 (the “Effective Date”), the Company entered into a one-year employment agreement with Mr. Martino (the “Employment Agreement”), providing for an annual base salary of $550,000 and an annual discretionary bonus of up to fifty percent (50%) of Mr. Martino’s base salary, with the exact amount to be determined by the Compensation Committee of the Board based on achievement of individual and Company performance objectives established by the Compensation Committee. In connection with the Employment Agreement, Mr. Martino was awarded 750,000 options to purchase shares of the Company’s common stock, with 500,000 of such options vesting immediately and the remaining 250,000 options vesting on the one-year anniversary of the Effective Date. In addition, the Company has agreed to grant Mr. Martino an additional 250,000 options to purchase shares of the Company’s common stock on January 1, 2022, with all of such options vesting on the one-year anniversary of the Effective Date.

If Mr. Martino’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Martino for Good Reason (as defined in the Employment Agreement), he will be entitled to a lump sum severance payment equal to six months of his base salary in effect at the date of termination, less applicable withholding. In addition, the vesting and exercisability of all then outstanding options held by Mr. Martino will accelerate in full. Upon the occurrence of a Change in Control (as defined in the Employment Agreement), all then outstanding stock options, restricted stock and other stock-based grants held by Mr. Martino will immediately and irrevocably vest and become exercisable and any restrictions thereon shall lapse.

This description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, by and between Ampio Pharmaceuticals, Inc. and Michael Martino, dated November 22, 2021.
99.1	Press release, dated November 22, 2021
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

Date: November 29, 2021	By:	/s/ Daniel G. Stokely
Name: Daniel G. Stokely
Title: Chief Financial Officer and Secretary